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                                                                  Exhibit 23.1

                            CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-80477 and 333-91423) and Form S-3 (No. 333-31522) of
Albany Molecular Research, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Albany Molecular Research, Inc.



Albany, New York
March 29, 2000